EXHIBIT 10.1

AMENDMENT TO THE

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

(JAMES G. LAWRENCE)

This Amendment to the Amended and Restated Change in Control Agreement (dated as of November 30, 2004) (the “Agreement”), is made as of this 18th day of October, 2006, among Valley National Bank (“Bank”), Valley National Bancorp (“Valley”), and JAMES G. LAWRENCE (the “Executive”).

WHEREAS, the Executive has been employed by Valley and the Bank for many years; and

WHEREAS, the Bank, Valley, and the Executive previously entered into the Agreement; and

WHEREAS, the Bank, Valley and the Executive wish to amend the Agreement;

NOW, THEREFORE, for good and valuable consideration, the Bank, Valley and the Executive, each intending to be legally bound hereby, agree as follows:

1. Subsection (b) of Section 9 of the Agreement, relating to continuation of certain welfare benefit coverages following termination of employment, is deleted in its entirety and replaced with the following new subsection (b):

“b. Within 20 business days of the termination of employment, pay the Executive a lump sum amount equal to one hundred twenty-five percent (125%) of (A) the aggregate COBRA premium amounts (based upon COBRA rates then in effect) for the equivalent period of the lump sum payment (i.e., 3 years, or if the Executive has reached age 62, the number multiplier then in effect under the fourth paragraph of Section 9) of the health, hospitalization and medical coverage that was being provided to the Executive (and his spouse) at the time of termination of employment, minus (B) the aggregate amount of any employee contribution that would have been required of the Executive (determined as of the termination of employment) for such period.”

3. The Agreement is amended by adding the following new Section 14A, immediately following the end of Section 14:

“14A. Delay in Payment. Notwithstanding anything else to the contrary in this Agreement, the BEP, or any other plan, contract, program or otherwise, the Company (and its affiliates) are expressly authorized to delay any scheduled payments under this Agreement, the BEP, and any other plan, contract, program or otherwise, as such payments relate to the Executive, if the Company (or its affiliate) determines that such delay is necessary in order to comply with the requirements of Section 409A of the Internal Revenue Code. No such payment may be delayed beyond the date that is six (6) months following the Executive’s separation from service (as defined in Section 409A). At the end of such period of delay, the Executive will be paid the delayed payment amounts, plus interest for the period of any such delay. For purposes of the preceding sentence, interest shall be calculated using the six (6) month Treasury Bill rate in effect on the date on which the payment is delayed, and shall be compounded daily.”

IN WITNESS WHEREOF, Valley National Bank and Valley National Bancorp each have caused this Amendment to the Agreement to be signed by their duly authorized representatives pursuant to the authority of their respective Boards of Directors, and the

Executive has personally executed this Amendment to the Agreement, all as of the day and year first written above.

ATTEST:	VALLEY NATIONAL BANCORP

/s/ Carol B. Diesner	By:	/s/ Robert McEntee
Carol B. Diesner, SVP		Robert McEntee, Chairman of the
Compensation and Human
Resources Committee

ATTEST:	VALLEY NATIONAL BANK

/s/ Carol B. Diesner	By:	/s/ Robert McEntee
Carol B. Diesner, SVP		Robert McEntee, Chairman of the
Compensation and Human
Resources Committee

WITNESS:

/s/ Denise Davis	By:	/s/ James G. Lawrence
Denise Davis, Secretary		James G. Lawrence, Executive